EXHIBIT 99

                                [U S WEST Logo with Registered Trademark Symbol]

                                  March 3, 2000

Dear Fellow Shareowner:

         I'm pleased to present you with our annual report on Form 10-K for 1999. As you will see, 1999 was truly a year of transformation for U S WEST:

o we continued converting your company into a true growth vehicle with dramatic gains in our data, wireless and Internet businesses;

o we enriched the lives of customers by offering new privacy products and by extending our bundling packages; and

o we completed another piece of the puzzle by linking with Qwest to add a national backbone and international presence.

         However, amid all this change, we kept pace with your primary expectation: maintaining a strong total shareowner return, ending the year ranked second among our peers - just a single percentage point from first. Over the last three years, our 157 percent total return is tops in our peer group. And we have quadrupled our market capitalization in the last five years to more than $36 billion as of the end of 1999.

         Let me just give you a flavor of some of our other 1999 successes.

         We honed our vision around innovation, integration and the Internet, and we are implementing that vision in market-leading ways:

o We were the only RBOC to reach the milestone we set in early 1999 by delivering our high-speed DSL data product, MegaBit, to more than 110,000 customers. We were by far the most densely penetrated of any DSL provider, with more than 10 percent of qualified, on-line households now subscribing.

o    We grew our Internet access accounts by two-and-a-half  times to 380,000.

o    Our !NTERPRISE data division grew revenues by 34 percent to $1.7 billion.

o We surpassed half-a-million PCS wireless subscribers in January, up more than 150 percent over the last year, generating $236 million in revenues in the process.

o We added new vertical services including No Solicitation and Privacy Plus - now in some 38 markets with more than a quarter-million subscribers.

o    U S WEST Dex grew its  e-commerce  revenues  by 80  percent.

o Our robust Choice TV video service grew to more than 16,000 subscribers in Phoenix. That service is helping us re-define high-speed integration in a way that has put us well ahead of every other broadband provider. It's also helping us improve customer satisfaction ratings and retention.

         Perhaps most critically this year, we really started evolving our idea of the "bundle." Our "Custom Choice" offering doubled in popularity in 1999 and now has more than 1.3 million subscribers, adding more than $7 per month in revenue per customer. Sixty percent of PCS subscribers now use one of the integrated single-number or single bill features, driving lower churn rates. In the second half of 1999, we started adding Internet access to Custom Choice, with nearly 20 percent of customers opting for that. We were first to market with a wireline, wireless and a web bundle for customers called the "Total Package." It will be deployed regionwide this quarter and generates an average up-sell of $50 per month.

         All these product innovations helped us achieve solid financial performance in 1999, with revenue growth of 6.1 percent, EBITDA growth of 8.3 percent and EPS growth of 6.3 percent.

         In 2000, you'll see us continue expanding our suite of next-generation data, wireless, video and custom calling services. By the end of this year, we expect to have:

o        250,000 broadband subscribers;
o        120,000 new U S WEST.net subscribers, for a total of 500,000;
o        280,000 additional Advanced PCS users, for a total of 750,000;

         And we plan to do this and still deliver on aggressive financial targets: revenue growth in the 6 percent range; EBITDA growth of 6-8 percent; and EPS growth in the mid-single digits.

         Finally, I want to assure you that our impending merger with Qwest is well on track to completing by mid-year. Though I have said I will not be joining the executive team of the new Qwest when the merger closes later this year, until then I will remain chief executive of U S WEST.

         After your shareowner approval of that merger in November, we received positive signs from the FCC and expect their approval at any time. As I write this, one of our states has given us the nod and we expect others to follow soon.

         Nearly everyone agrees that this 'vertical' merger makes great sense. I'm certain that it will be viewed as a watershed event in the telecommunications industry for years to come. And the year 2000 will be viewed as a time when one of the most innovative local, data and wireless players - U S WEST - linked with one of the boldest of the Internet and fiber players - Qwest
- to form a true powerhouse for the next millennium.

         Thanks for joining us in the adventure.

Sincerely,

/s/ Sol Trujillo
Sol Trujillo
Chairman, President and Chief Executive Officer

         A final note: The following Form 10-K serves as our annual report to you for 1999. With the Qwest merger on schedule, I don't expect to hold another U S WEST shareowner meeting. Therefore, there are no items in the Form 10-K that require your vote.

         U S WEST will not publish a more traditional and familiar annual report
- with photos, graphics, etc. - or a proxy statement this year. All that information is in the Form 10-K.

         I expect the next shareowner meeting to be held by the new combined Qwest in 2001. You'll receive notice of and information about that meeting well in advance.



This letter contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Please refer to page 1 of the annual report on Form 10-K for a discussion of factors that could cause actual results to differ from expectations.